Exhibit 99.1

1111 South Arroyo Parkway 91105
PO Box 7084
Pasadena, California 91109-7084
1.626.578.3500    Fax 1.626.568.7144
Press Release

FOR IMMEDIATE RELEASE                    November 12, 2012

For additional information contact:
John W. Prosser, Jr.
Executive Vice President, Finance and Administration
626.578.6803

Jacobs Engineering Group Inc. Reports Earnings for Fiscal 2012
Solid Performance Across Markets Contributes to Double Digit Profit Growth
PASADENA, CALIF - Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the fiscal year and fourth quarter ended September 28, 2012.
Fiscal 2012 and Fourth Quarter Fiscal 2012 Highlights (including a one-time gain):

•	Net earnings for fiscal 2012 of $379 million;

•	Diluted EPS for fiscal 2012 of $2.94;

•	Net earnings for the fourth quarter of fiscal 2012 of $107.4 million;

•	Diluted EPS for the fourth quarter of fiscal 2012 of $0.83; and,

•	Backlog at September 28, 2012 of $15.9 billion.
Jacobs reported net earnings of $379 million, or $2.94 per diluted share ($375 million, or $2.91 per diluted share excluding a one-time gain), on revenues of $10.89 billion for its fiscal year ended September 28, 2012. This compares to net earnings of $331 million, or $2.60 per diluted share, on revenues of $10.38 billion for fiscal 2011.
For the fourth quarter of fiscal 2012, Jacobs reported net earnings of $107.4 million, or $0.83 per diluted share ($103.4 million, or $0.80 per diluted share excluding a one-time gain), on revenues of $2.79 billion. This rose from net earnings of $94.3 million, or $0.74 per diluted share, on revenues of $2.72 billion for the same period in fiscal 2011.
Included in the Company's results for the fiscal year and quarter ended September 28, 2012 is a one-time, after-tax gain of $4.0 million, or $0.03 per diluted share, related to the sale of the Company's intellectual property for iron ore pelletizing and other related assets.
Jacobs also announced that backlog grew by 11.3%, totaling $15.9 billion at September 28, 2012, including a technical professional services component of $10.3 billion. This compares to total backlog and technical professional services backlog of $14.3 billion and $9.1 billion, respectively, at September 30, 2011.
Commenting on the results for the year, Jacobs President and CEO Craig L. Martin stated, “Fiscal 2012 was a good year. Our business grew across most markets, demonstrating that our diversification strategy and core client focus gives us the ability to excel even in challenging economic times. Earnings grew by over 13%, and fiscal 2013 looks promising.”

Exhibit 99.1

Commenting on the Company's earnings outlook for fiscal 2013, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “Based on our strong backlog and the increasing opportunities we see as we finish calendar 2012, we are initiating guidance for fiscal 2013 earnings per share within a range of $3.00 to $3.50.”
Jacobs is hosting a conference call at 11:00 a.m. Eastern Time on Tuesday, November 13, 2012, which they are webcasting live on the Internet at www.jacobs.com.
Jacobs is one of the world's largest and most diverse providers of technical, professional, and construction services.
Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management's current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements including those noted in our 2011 Form 10-K, and in particular the discussions contained under Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Exhibit 99.1

Financial Highlights:
Results of Operations (in thousands, except per-share data):

	Three Months Ended		Year Ended
	September 28, 2012	September 30, 2011	September 28, 2012	September 30, 2011
Revenues	$2,786,285	$2,723,295	$10,893,778	$10,381,664
Costs and Expenses:
Direct costs of contracts	(2,339,623)	(2,296,733)	(9,166,789)	(8,822,171)
Selling, general, and administrative expenses	(279,045)	(278,658)	(1,130,916)	(1,040,575)
Operating Profit	167,617	147,904	596,073	518,918
Other Income (Expense):
Interest income	766	1,527	6,049	4,917
Interest expense	(2,538)	(2,684)	(11,686)	(8,799)
Gain on sale of intellectual property, net	6,292	—	6,292	—
Miscellaneous income (expense), net	(2,041)	(1,591)	(3,392)	1,625
Total other income (expense), net	2,479	(2,748)	(2,737)	(2,257)
Earnings Before Taxes	170,096	145,156	593,336	516,661
Income Tax Expense	(59,014)	(49,909)	(202,382)	(181,440)
Net Earnings of the Group	111,082	95,247	390,954	335,221
Net Earnings Attributable to Noncontrolling Interests	(3,671)	(967)	(12,000)	(4,192)
Net Earnings Attributable to Jacobs	$107,411	$94,280	$378,954	$331,029
Earnings Per Share (“EPS”):
Basic	$0.84	$0.75	$2.97	$2.63
Diluted	$0.83	$0.74	$2.94	$2.60

Weighted Average Shares Used to Calculate EPS:
Basic	128,338	126,463	127,644	125,686
Diluted	129,252	127,537	128,692	127,235

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Exhibit 99.1

Other Operational Information (in thousands):

	Three Months Ended		Year Ended
	September 28, 2012	September 30, 2011	September 28, 2012	September 30, 2011
Revenues by Major Component:
Technical professional services	$1,632,514	$1,596,593	$6,465,450	$5,886,136
Field services	1,153,771	1,126,702	4,428,328	4,495,528
Total	$2,786,285	$2,723,295	$10,893,778	$10,381,664

Depreciation (pre-tax)	$15,867	$14,970	$58,890	$57,620
Amortization of Intangibles (pre-tax)	$9,776	$11,257	$41,934	$37,750
Pass-Through Costs Included in Revenues	$629,213	$556,672	$2,328,401	$2,118,530

Capital Expenditures	$32,269	$15,178	$102,574	$98,749

Selected Balance Sheet and Backlog Information (in thousands):

	September 28, 2012	September 30, 2011(1)
Balance Sheet Information:
Cash and cash equivalents	$1,032,457	$905,633
Working capital	1,865,025	1,011,565
Total debt	528,260	568,073
Total Jacobs stockholders' equity	3,722,473	3,312,988

Backlog Information:
Technical professional services	$10,266,500	$9,100,100
Field services	5,643,200	5,189,700
Total	$15,909,700	$14,289,800

(1) The September 30, 2011 Consolidated Balance Sheet has been revised to reflect certain purchase price adjustments identified during the measurement period and recorded after the balance sheet date.

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